Filed pursuant to Rule 424(b)(4)
Registration No. 333-248821

PROSPECTUS SUPPLEMENT

(to the Prospectus dated September 15, 2020)

43,500,000 Shares

ADT Inc.

Common Stock

The information included or incorporated by reference in this prospectus supplement relates solely to the resale of up to an aggregate of 42,920,526 shares of our common stock by Prime Security Services TopCo (ML), L.P. and Prime Security Services TopCo (ML II), L.P. (together the “Apollo Stockholders”), and 579,474 shares held by certain current and former members of our management team (with the Apollo Stockholders, the “selling stockholders”).

Our shares of common stock are listed on the New York Stock Exchange, or the “NYSE,” under the symbol “ADT.”

We will not receive any of the proceeds from the sale of the common shares by any selling stockholder. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of common stock.

Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

	Per Share	Total
Public offering price	$10.00	$435,000,000
Underwriting discount(1)	$0.40	$17,400,000
Proceeds to selling stockholders	$9.60	$417,600,000

(1)	We refer you to the section “Underwriting (Conflicts of Interest)” of this prospectus supplement for additional information regarding underwriting compensation.

The selling stockholders have granted the underwriters an option to purchase up to an additional 6,500,000 shares from the selling stockholders at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about September 18, 2020.

Joint-Book Runners

Morgan Stanley	Goldman Sachs & Co. LLC	Barclays	RBC Capital Markets

Citigroup	Deutsche Bank Securities	Mizuho Securities

Co-Manager

Apollo Global Securities

The date of this prospectus supplement is September 16, 2020.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-ii
USE OF NON-GAAP FINANCIAL INFORMATION	S-iii
INCORPORATION OF DOCUMENTS BY REFERENCE	S-iv
WHERE YOU CAN FIND MORE INFORMATION	S-vi
MARKET AND INDUSTRY DATA	S-vii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-viii
PROSPECTUS SUMMARY	S-1
COMPANY OVERVIEW	S-1

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

To understand the terms of the securities offered by this prospectus supplement, you should carefully read this prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on us and the business conducted by us.

This prospectus supplement is part of a registration statement on Form S-3 that ADT Inc. a Delaware corporation, which is also referred to as “ADT,” “the Company,” “we,” “us,” and “our,” has filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. References to “Apollo” and the “Sponsor” refer to Apollo Global Management, LLC and its subsidiaries. References to “Apollo Group” refer to (a) Apollo Stockholders, (b) Apollo Investment Fund VIII, L.P. and (c) each of their respective affiliates (including, for avoidance of doubt, any syndication vehicles and excluding, for the avoidance of doubt, any portfolio companies of Apollo Management VIII, L.P. or its affiliates other than the Apollo Stockholders, the Company and their respective subsidiaries) to which any transfers of our common stock are made.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus supplement or the documents incorporated by reference in this prospectus supplement. You must not rely on any unauthorized information or representations.

The distribution of this prospectus supplement and the offering and sale of the common stock in certain jurisdictions may be restricted by law. We require persons into whose possession this prospectus supplement comes to inform themselves about and to observe any such restrictions. This prospectus supplement does not constitute an offer of, or an invitation to purchase, any of the common stock in any jurisdiction in which such offer or invitation would be unlawful.

S-ii

USE OF NON-GAAP FINANCIAL INFORMATION

This prospectus supplement contains additional information in connection with our results as determined by generally accepted accounting principles in the United States of America (“GAAP”). We disclose Adjusted EBITDA, and Free Cash Flow as non-GAAP measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Adjusted EBITDA

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) merger, restructuring, integration, and other, (vii) losses on extinguishment of debt, (viii) radio conversion costs, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) acquisition related adjustments, and (xii) other charges and non-cash items.

There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP.

Free Cash Flow

We believe that the presentation of Free Cash Flow is appropriate to provide additional information to investors about our ability to repay debt, make other investments, and pay dividends.

We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network; subscriber system asset expenditures; and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the cash flows as calculated in accordance with GAAP.

S-iii

INCORPORATION OF DOCUMENTS BY REFERENCE

In this prospectus supplement, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission (the “Commission”) on March 10, 2020 (the “2019 Annual Report”).

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 7, 2020 (the “Q1 Quarterly Report”).

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on August 5, 2020 (the “Q2 Quarterly Report”).

•

Our Current Reports on Form 8-K filed with the SEC on January  7, 2020, January  28, 2020, March  5, 2020 (as amended by Form 8-K/A filed on March  6, 2020), March  24, 2020, June  2, 2020 (as amended by Form 8-K/A filed on June  3, 2020), July  23, 2020, August  3, 2020, August  6, 2020, August  7, 2020, August  20, 2020 and August 21, 2020 (in each case, other than information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K);

•	The portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2020 that are incorporated by reference in the 2019 Annual Report (the “Proxy Statement”);

•	The Company’s Definitive Information Statement on Schedule 14C filed with the SEC on August 27, 2020 (the “Information Statement”); and

•

The description of the common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”) on January 18, 2018, and any amendment or report filed for the purpose of updating any such description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the completion of the offering under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement by reference. The information contained on or accessible through our website at https://investor.adt.com is not incorporated into this prospectus supplement.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the Commission as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning ADT Inc. at the following address:

ADT Inc.

1501 Yamato Road

Boca Raton, FL 33431

Telephone: (561) 988-3600

Attention: Chief Legal Officer

You should rely only on the information contained or incorporated by reference in this prospectus supplement and any free writing prospectus that we authorize. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus supplement or any free

S-iv

writing prospectus that we authorize. We have not authorized anyone to provide you with different information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or any free writing prospectus that we authorize or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

S-v

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock being sold in this offering. This prospectus supplement constitutes a part of that registration statement. This prospectus supplement does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our shares of common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus supplement regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. You may inspect a copy of the registration statement without charge at the SEC’s website.

You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is www.sec.gov.

We are subject to the informational requirements of the Exchange Act and are required to file reports and other information with the SEC. You can inspect copies of this material without charge at the SEC’s website. We furnish our shareholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm. We maintain a website at https://investor.adt.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement or the registration statement of which this prospectus supplement forms a part, and you should not rely on any such information in making your decision whether to purchase our shares of common stock.

S-vi

MARKET AND INDUSTRY DATA

We include in this prospectus supplement statements regarding market share and ranking and factors that have impacted our industry. Such statements are statements of belief and are based on industry data and forecasts that we have obtained from industry publications and surveys, as well as from internal company sources and our management’s knowledge and experience in the markets in which we operate. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. Neither we nor the underwriters have independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe that the industry information included herein is generally reliable as of the dates thereof, such information is inherently imprecise. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors described in this prospectus supplement under the heading “Risk Factors” and as disclosed in Item 1A of the 2019 Annual Report, the Q1 Quarterly Report and the Q2 Quarterly Report and the other information included or incorporated by reference in this prospectus supplement. These factors could cause results to differ materially from those expressed in these publications. Accordingly, investors should not place undue weight on the industry, ranking and market data presented in this prospectus supplement.

S-vii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains certain information that may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution you that all statements contained in this prospectus supplement that are not clearly historical in nature, including statements regarding anticipated financial performance, management’s strategy, plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, our ability to successfully respond to the challenges posed by the COVID-19 pandemic and other matters are forward-looking. Forward-looking statements are contained principally in the sections entitled “Risk Factors.” Without limiting the generality of the preceding sentence, any time we use the words “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and, in each case, their negative or other various or comparable terminology, and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. For ADT, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, without limitation:

•	our ability to keep pace with rapid technological and industry changes;

•

our ability to sell our products and services or launch new products and services in highly competitive markets, including the home automation market and fire and security markets, and achieve market acceptance with acceptable margins;

•	our ability to maintain and grow our existing customer base;

•	our ability to successfully upgrade obsolete equipment, such as 3G and CDMA communications equipment installed at our customers’ premises, in an efficient and cost-effective manner;

•

changes in law, economic and financial conditions, including tax law changes, changes to privacy requirements, changes to telemarketing, email marketing and similar consumer protection laws, interest volatility, and trade tariffs applicable to the products we sell;

•

our ability to successfully implement an equipment ownership model that best satisfies the needs of our customers and to successfully implement and maintain our securitization financing agreement with Mizuho Bank Ltd.;

•	the impact of potential information technology, cybersecurity or data security breaches;

•	our dependence on third-party providers, suppliers, and dealers to enable us to produce and distribute our products and services in a cost-effective manner that protects our brand;

•	our ability to successfully pursue alternate business opportunities and strategies;

•	our ability to integrate the businesses of ADT, Protection One, Red Hawk Fire & Security, Defenders and other companies we have acquired in an efficient and cost-effective manner;

•	the amount and timing of our cash flows and earnings, which may be impacted by customer, competitive, supplier and other dynamics and conditions;

•	our ability to maintain or improve margins through business efficiencies;

•	our ability to effectively implement our strategic partnership with, or utilize any of the amounts invested in us by Google LLC;

•	the impact of the COVID-19 pandemic; and

•

the other factors that are described in this prospectus supplement, including those set forth under “Risk Factors” and as disclosed in Item 1A of the 2019 Annual Report, the Q1 Quarterly Report and the Q2 Quarterly Report under the heading “Risk Factors.”

S-viii

These forward-looking statements reflect our views with respect to future events as of the date of this prospectus supplement or the documents incorporated by reference herein, as applicable, and are based on assumptions and subject to risks and uncertainties. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement and in other filings. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this prospectus supplement. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus supplement and the documents filed as exhibits to the registration statement, of which this prospectus supplement is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

S-ix

PROSPECTUS SUMMARY

The following summary contains selected information about us and about this offering. It does not contain all of the information that is important to you and your investment decision. Before you make an investment decision, you should review this prospectus supplement and the accompanying prospectus in its entirety, including matters set forth under “Risk Factors” and the more detailed information and financial statements included or incorporated by reference herein, including our consolidated financial statements and the related notes thereto included in our 2019 Annual Report, our Q1 Quarterly Report and our Q2 Quarterly Report. Some of the statements in the following summary constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

COMPANY OVERVIEW

ADT is a leading provider of security, automation, and smart home solutions serving consumer and business customers through more than 300 locations, 9 owned and operated monitoring centers, and the largest network of security professionals in the United States. The Company offers many ways to help protect customers by delivering lifestyle-driven solutions via professionally installed, do-it-yourself, mobile, and digital-based offerings for residential, small business, and larger commercial customers.

CORPORATE INFORMATION

ADT Inc. is a public company incorporated in Delaware. Our shares of common stock trade on the NYSE under the symbol “ADT.” Our principal executive offices are located at 1501 Yamato Road, Boca Raton, Florida 33431, and our telephone number is (561) 988-3600. Our website is located at https://investor.adt.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement. You should not rely on our website or any such information in making your decision whether to purchase shares of our common stock.

RECENT DEVELOPMENTS

On July 31, 2020, the Apollo Stockholders, which are the holders of 84.6% of the voting power of the Company’s common stock, approved by written consent in lieu of a meeting of stockholders the Amended and Restated Certificate of Incorporation of the Company (the “Charter”). The Charter was unanimously approved by the Company’s board of directors. The Company will adopt the Charter in connection with the Securities Purchase Agreement by and between the Company and Google LLC (the “Investor”), dated as of July 31, 2020, pursuant to which the Company has agreed to issue and sell in a private placement to the Investor 54,744,525 shares of Class B Common Stock for an aggregate purchase price of $450 million, subject to adjustment to limit the Investor’s investment to 9.9% of the issued and outstanding common stock of the Company on an as-converted basis (the “Google Transaction”). The shares of Class B Common Stock are being acquired at a per share purchase price of $8.22, adjusted for the amount of any cash dividend declared by the Company after the date of the Securities Purchase Agreement and prior to the date of the closing of the Google Transaction, to the extent the Investor is not entitled to receive such dividend. Based on this number of shares, after the closing of the Google Transaction, the Investor will hold approximately 6.6% of the issued and outstanding common stock of the Company on an as-converted basis. Prior to the closing of the Google Transaction, the Investor has the unilateral right to purchase, for the same price per share, additional shares of Class B Common Stock such that, immediately following the closing of the Google Transaction, the Investor holds 9.9% of the issued and outstanding common stock on an as-converted basis (the “Option”). The Investor has indicated to the Company that it does not currently intend to exercise the Option. The Company expects to use the net proceeds from the Google Transaction to further growth initiatives and reduce indebtedness over time.

The Investor is prohibited, subject to certain exceptions, from transferring any shares of Class B Common Stock or any shares of common stock issuable upon conversion of shares of Class B Common Stock beneficially owned by the Investor until the earlier of (i) the three (3)-year anniversary of the closing of the Google Transaction, (ii) the date on which the Master Supply, Distribution, and Marketing Agreement (the “Commercial Agreement”), dated as of July 31, 2020, by and between ADT LLC, an indirect wholly owned subsidiary of the Company (“ADT LLC”), and the Investor has been terminated by the Investor under specified circumstances and (iii) June 30, 2022 if ADT LLC breaches certain of its obligations under the Commercial Agreement. However, following the completion of this offering, the Investor will be permitted, on or after the one year anniversary of the Google Transaction, to freely transfer a pro rata amount of its shares of Class B Common Stock and shares of common stock issuable upon conversion of such shares of Class B Common Stock equal to (a) the number of shares of common stock transferred by the Apollo Stockholders in this Offering relative to (b) the lesser of (i) the aggregate number of shares of common stock and Class B Common Stock outstanding as of the date this offering is completed or (ii) the aggregate number of shares of common stock and Class B Common Stock outstanding on the one (1) year anniversary of the Google Transaction.

The Google Transaction is expected to close on September 17, 2020, subject to customary closing conditions. However, there can be no assurance that the Google Transaction will be consummated on the expected timeline or at all. The effectiveness of the Google Transaction is not a condition to the consummation of this offering.

Throughout this prospectus supplement, descriptions of the amended and restated certificate of incorporation describe the Charter, which is expected to go into effect on or about September 17, 2020 concurrently with the closing of the Google Transaction.

THE OFFERING

Shares of common stock offered for resale by the selling stockholders in this offering	43,500,000 shares (or 50,000,000 shares if the underwriters exercise in full their option to purchase additional shares as described below)

Shares to be outstanding upon completion of this offering	760,983,809 shares, including stock options and restricted shares that will vest within 60 days and excluding 9,649,155 unvested shares of common stock.

Option to purchase additional shares

The selling stockholders have granted the underwriters an option to purchase up to 6,500,000 additional shares. The underwriters may exercise this option at any time within 30 days from the date of this prospectus supplement. See “Underwriting (Conflict of Interest)”.

Voting rights	Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Use of Proceeds

All of the shares of common stock being offered hereby are being sold by the selling stockholders identified in this prospectus supplement. We will not receive any proceeds from the sale of the shares of common stock pursuant to this prospectus supplement.

Listing	Our common is listed on the New York Stock Exchange under the symbol “ADT.”

Risk Factors

You should read the section titled “Risk Factors” beginning on page S-8 of, and the other information included in, this prospectus supplement, as well as the other risk factors incorporated by reference in this prospectus supplement, for a discussion of some of the risks and uncertainties you should carefully consider before deciding to invest in our common stock.

Conflicts of Interest

Apollo Global Securities, LLC, an underwriter of this offering, is an affiliate of Apollo, our controlling stockholder. Since Apollo will receive more than 5% of the net proceeds of this offering, a “conflict of interest” is deemed to exist under Rule 5121(f)(5)(B) of the Financial Industry Regulation Authority. Accordingly, this offering will be made in compliance with the application provisions of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with the “conflict of interest” with respect to Apollo Global Securities, LLC, as Apollo Global Securities, LLC is not one of the members primarily responsible for managing the offering. Apollo Global Securities, LLC will not confirm sales to discretionary accounts without the prior written consent of the account holder. See “Underwriting (Conflicts of Interest).”

SUMMARY HISTORICAL AND OTHER DATA

The following summary historical consolidated financial and other data of ADT Inc. should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes included in the 2019 Annual Report and the unaudited condensed consolidated financial statements and related notes included in the Q2 Quarterly Report, each of which are incorporated by reference herein.

We derived the summary historical consolidated statements of operations and cash flow data of ADT Inc. for the six months ended June 30, 2020 and June 30, 2019 from ADT Inc.’s unaudited interim condensed consolidated financial statements included in the Q2 Quarterly Report, which is incorporated by reference herein.

We derived the summary historical consolidated statements of operations and cash flow data of ADT Inc. for the years ended December 31, 2019, 2018 and 2017 from ADT Inc.’s consolidated financial statements included in its 2019 Annual Report, which is incorporated by reference herein.

We derived the summary historical consolidated statements of operations and cash flow data of ADT Inc. for the twelve months ended June 30, 2020 by taking the summary historical consolidated statements of operations and cash flow data of ADT Inc. for the year ended December 31, 2019, plus the summary historical condensed consolidated statements of operations and cash flow data of ADT Inc. for the six months ended June 30, 2020, less the summary historical condensed consolidated statements of operations and cash flow data of ADT Inc. for the six months ended June 30, 2019.

The selected key performance indicators noted below have not been presented in the above mentioned unaudited condensed consolidated financial statements and the historical consolidated financial statements.

	Twelve Months Ended June 30, 2020	Six Months Ended June 30,		Years Ended December 31,
(in thousands, except as otherwise indicated)		2020	2019	2019	2018	2017
Results of Operations:
Monitoring and related services	$4,239,081	$2,087,336	$2,155,837	$4,307,582	$4,109,939	$4,029,279
Installation and other	1,060,911	613,803	370,967	818,075	471,734	286,223

Total revenue	5,299,992	2,701,139	2,526,804	5,125,657	4,581,673	4,315,502
Cost of revenue (exclusive of depreciation and amortization shown separately below)	1,510,570	784,333	664,047	1,390,284	1,041,336	895,736
Selling, general and administrative expenses	1,604,617	867,258	669,173	1,406,532	1,246,950	1,209,200
Depreciation and intangible asset amortization	1,959,233	966,893	996,742	1,989,082	1,930,929	1,863,299
Merger, restructuring, integration, and other	143,445	120,832	13,269	35,882	(3,344)	64,828
Goodwill impairment	45,482	—	—	45,482	87,962	—
Loss on Sale of Business	62,708	757	—	61,951	—	—

Operating (loss) income	(26,063)	(38,934)	183,573	196,444	277,840	282,439
Interest expense, net	(718,659)	(412,632)	(313,546)	(619,573)	(663,204)	(732,841)
Loss on extinguishment of debt	(81,446)	(65,843)	(88,472)	(104,075)	(274,836)	(4,331)
Other income	6,883	4,580	2,709	5,012	27,582	33,047

Loss before income taxes	(819,285)	(512,829)	(215,736)	(522,192)	(632,618)	(421,686)
Income tax benefit	158,628	105,795	45,209	98,042	23,463	764,313

Net (loss) income	$(660,657)	$(407,034)	$(170,527)	$(424,150)	$(609,155)	$342,627

	Twelve Months Ended June 30, 2020	Six Months Ended June 30,		Years Ended December 31,
(in thousands, except as otherwise indicated)		2020	2019	2019	2018	2017
Summary Cash Flow Data:
Net cash provided by operating activities	$1,522,952	$629,007	$979,172	$1,873,117	$1,787,607	$1,591,930
Net cash used in investing activities	$(726,112)	$(535,574)	$(787,639)	$(978,177)	$(1,738,210)	$(1,413,310)
Net cash (used in) provided by financing activities	$(794,796)	$(96,027)	$(515,435)	$(1,214,204)	$193,001	$(143,069)
Key Performance Indicators:
RMR(1)(2)	$338,780	$338,780	$351,391	$336,128	$346,751	$334,810
Gross customer revenue attrition (percentage)(1)(3)	13.1%	13.1%	13.3%	13.4%	13.3%	13.7%
Adjusted EBITDA(4)	$2,334,235	$1,102,599	$1,251,574	$2,483,210	$2,453,497	$2,352,803
Free Cash Flow(5)	$506,459	$271,068	$266,892	$502,283	$390,993	$225,361

(1)

In evaluating our results, we utilize key performance indicators which include non-GAAP measures as well as certain other operating metrics such as recurring monthly revenue (“RMR”) and gross customer revenue attrition. Our computations of key performance indicators may not be comparable to other similarly titled measures reported by other companies. Additionally, our operating metric key performance indicators are approximated as there may be variations to reported results in each period due to certain adjustments we might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(2)

RMR is generated by contractual recurring fees for monitoring and other recurring services provided to our customers, including contracts monitored but not owned. We believe the presentation of RMR is useful because it measures the volume of revenue under contract at a given point in time.

(3)

Gross customer revenue attrition is defined as RMR lost as a result of customer attrition, net of dealer charge-backs and reinstated customers, excluding contracts monitored but not owned and DIY customers. Customer sites are considered canceled when all services are terminated. Dealer charge-backs represent customer cancellations charged back to the dealers because the customer canceled service during the charge-back period, which is generally twelve to fifteen months.

Gross customer revenue attrition is calculated on a trailing twelve-month basis, the numerator of which is the RMR lost during the period due to attrition, net of dealer charge-backs and reinstated customers, excluding contracts monitored but not owned and DIY customers, and the denominator of which is total annualized RMR based on an average of RMR under contract at the beginning of each month during the period.

As of January 1, 2019, in conjunction with the acquisition of LifeShield LLC, we began presenting gross customer revenue attrition excluding existing and new DIY customers. As a result, trailing twelve-month gross customer revenue attrition excludes DIY customers for all periods presented in this prospectus supplement. For all prior reports covering periods prior to January 1, 2019, trailing twelve-month gross customer revenue attrition included DIY customers. Including DIY customers as of December 31, 2018 and 2017 rounds to the same percentage as presented in this prospectus supplement.

(4)

Adjusted EBITDA is a non-GAAP measure that we believe is useful to investors to measure the operational strength and performance of our business and to provide additional information to investors about certain non-cash items and about unusual items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (vi) merger, restructuring, integration, and other, (vii) losses on extinguishment of debt, (viii) radio conversion costs, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) acquisition related adjustments, and (xii) other charges and non-cash items.

There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments, including subscriber acquisition costs, which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP.

The table below reconciles net (loss) income to Adjusted EBITDA for the periods presented.

	Twelve Months Ended June 30, 2020	Six Months Ended June 30,		Years Ended December 31,
(in thousands)		2020	2019	2019	2018	2017
Net (loss) income	$(660,657)	$(407,034)	$(170,527)	$(424,150)	$(609,155)	$342,627
Interest expense, net	718,659	412,632	313,546	619,573	663,204	732,841
Income tax benefit	(158,628)	(105,795)	(45,209)	(98,042)	(23,463)	(764,313)
Depreciation and intangible asset amortization	1,959,233	966,893	996,742	1,989,082	1,930,929	1,863,299
Amortization of deferred subscriber acquisition costs	87,784	45,416	37,760	80,128	59,928	51,491
Amortization of deferred subscriber acquisition revenue	(115,829)	(59,017)	(50,472)	(107,284)	(79,136)	(46,454)
Share based compensation expense	87,703	48,327	46,250	85,626	135,012	11,276
Merger, restructuring, integration and other	143,445	120,832	13,269	35,882	(3,344)	64,828
Goodwill impairment	45,482	—	—	45,482	87,962	—
Loss on sale of business	62,708	757	—	61,951	—	—
Loss on extinguishment of debt	81,446	65,843	88,472	104,075	274,836	4,331
Radio conversion costs, net(a)	35,734	11,670	919	24,983	5,099	12,244
Financing and consent fees(b)	27,123	5,260	1,387	23,250	8,857	63,593
Foreign currency (gains)/losses(c)	(512)	—	(738)	(1,250)	3,228	(23,804)
Acquisition related adjustments(d)	11,030	1,444	12,699	22,285	16,178	2,588
Licensing Fees(e)	—	—	—	—	(21,533)	—
Other(f)	9,514	(4,629)	7,476	21,619	4,895	38,256

Adjusted EBITDA	$2,334,235	$1,102,599	$1,251,574	$2,483,210	$2,453,497	$2,352,803

(a)	Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(b)	Represents fees expensed associated with financing transaction.
(c)	Relates to the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(d)	Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(e)	Represents other income related to $22 million of one-time licensing fees.
(f)

Represents other charges and non-cash items as well as certain advisory and other costs associated with our transition to a public company. During 2019, includes a $10 million write-off of notes receivable from a strategic investment. During 2018, includes a gain of $7.5 million from the sale of equity in a third-party that we received as part of a settlement. During 2017, includes fees of $20 million related to a management consulting agreement, which was terminated in connection with the consummation of the initial public offering.

(5)	Free Cash Flow is a non-GAAP measure that our management employs to measure cash that is available to repay debt, make other investments, and pay dividends.

We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network; subscriber system asset expenditures; and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the cash flows as calculated in accordance with GAAP.

The table below reconciles cash flows from operating activities to Free Cash Flow for the periods presented.

	Twelve Months Ended June 30, 2020	Six Months Ended June 30,		Years Ended December 31,
(in thousands)		2020	2019	2019	2018	2017
Net cash provided by operating activities	$1,522,952	$629,007	$979,172	$1,873,117	$1,787,607	$1,591,930
Dealer generated customer accounts and bulk account purchases	(480,300)	(144,463)	(333,846)	(669,683)	(693,525)	(653,222)
Subscriber system asset expenditures	(385,563)	(137,231)	(293,973)	(542,305)	(576,290)	(582,723)
Purchases of property and equipment	(150,630)	(76,245)	(84,461)	(158,846)	(126,799)	(130,624)

Free Cash Flow	506,459	271,068	266,892	502,283	390,993	225,361

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the discussion of risks under the heading “Item 1A. Risk Factors” in the 2019 Annual Report, the Q1 Quarterly Report, the Q2 Quarterly Report, the Information Statement and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Please see the section of this prospectus supplement entitled “Incorporation of Documents by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

We are subject to certain risks and uncertainties due to the nature of the business activities we conduct. The risks discussed below, any of which could materially and adversely affect our business, financial condition, cash flows, and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us; or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, and results of operations.

Risks Related to this Offering

Our stock price may fluctuate significantly.

The market price of our common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock. The following factors could affect our stock price:

•	our operating and financial performance and prospects;

•	quarterly variations in the rate of growth (if any) of our financial indicators, such as net income per share, net income and revenues;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by our competitors;

•	changes in operating performance and the stock market valuations of other companies;

•	announcements related to litigation;

•	our failure to meet revenue or earnings estimates made by research analysts or other investors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	sales of our common stock by us or our stockholders, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	general market conditions;

•	domestic and international economic, legal and regulatory factors unrelated to our performance;

•	our ability to effectively implement our strategic partnership with, or utilize any of the amounts invested in us by Google LLC;

•	material weakness in our internal controls over financial reporting; and

•	the realization of any risks described under this “Risk Factors” section, or other risks that may materialize in the future.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, financial condition, results of operations and cash flows.

We incur significant costs and devote substantial management time as a result of operating as a public company.

As a public company, we continue to incur significant legal, accounting, and other expenses. For example, we are required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, and the rules of the NYSE, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these requirements increases our legal and financial compliance costs and makes some activities more time-consuming and costly. In addition, our management and other personnel divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to continue incurring significant expenses and to devote substantial management effort toward ensuring compliance with the requirements of the Sarbanes-Oxley Act.

In addition, we continue to integrate the financial reporting and/or operating systems of Protection One, Inc., ASG Intermediate Holding Corp., The ADT Security Corporation, Red Hawk Fire & Security, Defenders and our other acquisitions. Successfully implementing our business plan and complying with the Sarbanes-Oxley Act and other regulations described above requires us to be able to prepare timely and accurate consolidated financial statements. Any delay in this implementation of, or disruption in, the transition to new or enhanced systems, procedures, or controls, may cause us to present restatements or cause our operations to suffer, and we may be unable to conclude that our internal controls over financial reporting are effective and to obtain an unqualified report on internal controls from our auditors.

We continue to be controlled by Apollo, and Apollo’s interests may conflict with our interests and the interests of other stockholders.

Apollo has the power to elect a majority of our directors. Therefore, individuals affiliated with Apollo will have effective control over the outcome of votes on all matters requiring approval by our stockholders, including entering into significant corporate transactions such as mergers, tender offers, and the sale of all or substantially all of our assets and issuance of additional debt or equity. The interests of Apollo and its affiliates, including funds affiliated with Apollo, could conflict with or differ from our interests or the interests of our other stockholders. For example, the concentration of ownership held by funds affiliated with Apollo could delay, defer, or prevent a change in control of our company or impede a merger, takeover, or other business combination which may otherwise be favorable for us. Additionally, Apollo and its affiliates are in the business of making investments in companies and may, from time to time, acquire and hold interests in or provide advice to businesses that compete directly or indirectly with us, or are suppliers or customers of ours. Apollo and its affiliates may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Any such investment may increase the potential for the conflicts of interest discussed in this risk factor. So long as funds affiliated with Apollo continue to directly or indirectly own a significant amount of our equity, even if such amount is less than 50.1%, Apollo and its affiliates will continue to be able to substantially influence or effectively control our ability to enter into corporate transactions. In addition, we have an executive committee that serves at the discretion of our board of directors and is composed of two Apollo designees and our CEO, who are authorized to exercise all of the powers of our board of directors (subject to certain exceptions) when the board of directors is not in session that the executive committee reasonably determines are appropriate.

We are a “controlled company” within the meaning of the New York Stock Exchange rules and, as a result, qualify for and intend to rely on exemptions from certain corporate governance requirements.

Apollo controls a majority of the voting power of our outstanding voting stock, and as a result, we are a controlled company within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

We intend to utilize these exemptions as long as we remain a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Our organizational documents may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium on their shares.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may make it more difficult for, or prevent a third-party from, acquiring control of us without the approval of our board of directors. These provisions include:

•	providing that our board of directors will be divided into three classes, with each class of directors serving staggered three-year terms;

•

providing for the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, if less than 50.1% of our outstanding common stock is beneficially owned by funds affiliated with Apollo;

•

empowering only the board to fill any vacancy on our board of directors (other than in respect of a director designated by the Sponsor), whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	prohibiting stockholders from acting by written consent if less than 50.1% of our outstanding common stock is beneficially owned by funds affiliated with Apollo;

•

to the extent permitted by law, prohibiting stockholders from calling a special meeting of stockholders if less than 50.1% of our outstanding common stock is beneficially owned by funds affiliated with Apollo; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Additionally, Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, unless the business combination is approved in a prescribed manner. An interested stockholder includes a person, individually or together with any other interested stockholder, who within the last three years has owned 15% of our voting stock. However, our amended and restated certificate of incorporation, which became effective on the consummation of our initial public offering in January 2018 (the “IPO”), includes a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. Such restrictions shall not apply to any business combination between our Sponsor and any affiliate thereof or their direct and indirect transferees, on the one hand, and us, on the other.

Our issuance of shares of preferred stock could delay or prevent a change in control of the Company. Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices, and liquidation preferences of such series. The issuance of shares of our preferred stock may have the effect of delaying, deferring, or preventing a change in control without further action by the stockholders, even where stockholders are offered a premium for their shares.

In addition, as long as funds affiliated with or managed by Apollo beneficially own a majority of our outstanding common stock, Apollo will be able to control all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and certain corporate transactions. Together, these charter, bylaw and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by funds affiliated with Apollo and its right to nominate a specified number of directors in certain circumstances, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquisitions of the Company, thereby reducing the likelihood that holders of our common stock could receive a premium for their common stock in an acquisition.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, or agents to us or our stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL or of our amended and restated certificate of incorporation or our amended and restated bylaws; or (d) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine. The choice of forum provision provides that any person or entity who acquires an interest in the capital stock of the Corporation will be deemed to have notice of and consented to the provisions of such provision. Stockholders cannot waive, and will not be deemed to have waived under the exclusive forum provision, our compliance with the federal securities laws and the rules and regulations thereunder. This exclusive forum provision in the amended and restated certificate of incorporation does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this exclusive forum provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds the exclusive forum provision contained in the amended and restated certificate of incorporation to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, results of operations and cash flows.

Our amended and restated certificate of incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities.

In connection with the acquisition of The ADT Security Corporation in May 2016, funds affiliated with or managed by Apollo and certain other investors in our indirect parent entities (“Co-Investors”) received certain rights, including the right to designate one person to serve as a director (such director, the “Co-Investor Designee”) as long as such Co-Investor’s ownership exceeds a specified threshold. As of August 31, 2020, one Co-Investor has the right to designate a Co-Investor Designee. Under the Stockholders Agreement (see “Certain Relationships and Related Transactions—Stockholders Agreement” in our Proxy Statement), Prime Security Services TopCo (ML), L.P. has the right, but not the obligation, to nominate the Co-Investor Designee to serve as members of our board of directors. Ultimate Parent’s right to nominate the Co-Investor Designee is in addition to Ultimate Parent’s right to nominate a specified percentage of the directors (“Apollo Designees”) based on the percentage of our outstanding common stock beneficially owned by the Sponsor. For more information regarding Ultimate Parent and the Co-Investor’s rights to appoint directors, see “Certain Relationships and Related Transactions—Stockholders Agreement” in our Proxy Statement.

Under our amended and restated certificate of incorporation, none of Apollo, the one Co-Investor that maintains a right to appoint a director, or any of their respective portfolio companies, funds, or other affiliates, or any of their officers, directors, agents, stockholders, members, or partners have any duty to refrain from engaging, directly or indirectly, in the same business activities, similar business activities, or lines of business in which we operate. In addition, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee, managing director, or other affiliate of Apollo or the Co-Investor will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Apollo or the Co-Investor, as applicable, instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director, or other affiliate has directed to Apollo or the Co-Investor, as applicable. For instance, a director of our company who also serves as a director, officer, or employee of Apollo, the Co-Investor, or any of their respective portfolio companies, funds, or other affiliates may pursue certain acquisitions or other opportunities that may be complementary to our business and, as a result, such acquisition or other opportunities may not be available to us. As of the date of this prospectus supplement, this provision of our amended and restated certificate of incorporation relates only to the Apollo Designees and the Co-Investor Designee. There are currently eleven directors of our Company, six of whom are Apollo Designees and one of whom is a Co-Investor Designee. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations, cash flows, or prospects if attractive corporate opportunities are allocated by Apollo or the Co-Investor to itself or their respective portfolio companies, funds, or other affiliates instead of to us.

We are a holding company and rely on dividends, distributions, and other payments, advances, and transfers of funds from our subsidiaries to meet our obligations.

We are a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash dividends and distributions and other transfers, including for payments in respect of our indebtedness, from our subsidiaries to meet our obligations. The agreements governing the indebtedness of our subsidiaries impose restrictions on our subsidiaries’ ability to pay dividends or other distributions to us. Refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our 2019 Annual Report. Each of our subsidiaries is a distinct legal entity, and under certain circumstances legal and contractual restrictions may limit our ability to obtain cash from them and we may be limited in our ability to cause any future joint ventures to distribute their earnings to us. The deterioration of the earnings from, or other available assets of, our subsidiaries for any reason could also limit or impair their ability to pay dividends or other distributions to us.

You may be diluted by the future issuance of additional common stock or convertible securities in connection with our incentive plans, acquisitions or otherwise, which could adversely affect our stock price.

Our amended and restated certificate of incorporation authorizes us to issue shares of common stock and options, rights, warrants, and appreciation rights relating to common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. As of August 31, 2020, we have reserved 56,922,124 shares for issuance under our equity incentive plans. As of August 31, 2020, there are 33,634,198 shares reserved and issuable under our equity incentive plans. Any common stock that we issue, including under our equity incentive plan or other equity incentive plans that we may adopt in the future, as well as under outstanding options, restricted stock units, or other equity awards would dilute the percentage ownership held by holders of our common stock. From time to time in the future, we may also issue additional shares of our common stock or securities convertible into common stock pursuant to a variety of transactions, including, but not limited to, the Google Transaction and acquisitions such as the acquisition of Cell Bounce. For example, in January 2020, we issued approximately 16 million shares of our common stock in connection with our acquisition (the “Defenders Acquisition”) of Defender Holdings, Inc. (“Defenders”). Our issuance of additional shares of our common stock or securities convertible into our common stock would dilute the percentage ownership of the Company held by holders of our common stock and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock.

Future sales of our common stock in the public market, or the perception in the public market that such sales may occur, could reduce our stock price.

The number of outstanding shares of common stock includes shares beneficially owned by Apollo and certain of our employees that are “restricted securities,” as defined under Rule 144 under the Securities Act of 1933, as amended (”Rule 144”), and eligible for sale in the public market subject to the requirements of Rule 144. All of the issued and outstanding shares of our common stock beneficially owned by Apollo and certain of our employees prior to the IPO are now eligible for sale, subject to the applicable volume, manner of sale, holding periods, and other limitations of Rule 144. In addition, Apollo has certain rights to require us to register the sale of common stock held by Apollo, including in connection with underwritten offerings. Sales of significant amounts of stock in the public market or the perception that such sales may occur could adversely affect prevailing market prices of our common stock or make it more difficult for you to sell your shares of common stock at a time and price that you deem appropriate.

There can be no assurances that a viable public market for our common stock will be maintained.

An active, liquid, and orderly trading market for our common stock may not be maintained. Active, liquid, and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. We cannot predict the extent to which investor interest in our common stock will result in an ongoing active trading market on the NYSE or otherwise or how liquid that market will be. If an active public market for our common stock is not sustained, it may be difficult for holders of our common stock to sell their shares at a price that is attractive or at all.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, our stock price could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our common stock or if our operating results do not meet their expectations, our stock price could decline.

We may issue preferred securities, the terms of which could adversely affect the voting power or value of our common stock.

Our amended and restated certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred securities having such designations, preferences, limitations, and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred securities could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred securities the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred securities could affect the residual value of the common stock.

Risks Related to the Company

We may have insufficient remedies if a counterparty breaches or terminates its agreement with us.

We are a party to numerous commercial and operational agreements with several counterparties, such as Google and DollarTree. Our counterparty in any such agreement may breach the terms of the agreement or may seek to terminate such agreement prior to the agreement’s termination date. In any such instance, our remedies against a breach by our counterparty may be insufficient to recoup either our investment into the underlying contract and to compensate us for the damages suffered, or the future revenue streams that we had expected to receive from such contract prior to its breach or termination. Additionally, we may be unable to negotiate a mutually acceptable and timely resolution to any such contractual dispute. To the extent breaches or terminations of our agreements with third parties are greater than anticipated, our business, financial condition, and results of operations could be materially adversely affected.

USE OF PROCEEDS

All of the shares of common stock being offered hereby are being sold by the selling stockholders identified in this prospectus supplement. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from this offering. See “Selling Stockholders.”

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, or tax services or any other expenses incurred by the Selling Stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, the New York Stock Exchange listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELLING STOCKHOLDERS

The following table sets forth information as of August 31, 2020, with respect to the ownership of our shares of common stock by Apollo Stockholders and the other selling stockholders referred to in the following table.

The amounts and percentages of shares beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on 760,983,809 shares of our common stock outstanding as of August 31, 2020, including stock options and restricted shares that will vest within 60 days and excluding 9,649,155 unvested shares of common stock.

The following table also provides the maximum number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus supplement and the number of shares of our common stock that will be beneficially owned by the selling stockholders after such an offering, assuming the sale of all of the offered shares. The selling stockholders reserves the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders may also offer and sell less than the number of shares indicated. The selling stockholders are not making any representation that any shares covered by this prospectus supplement will or will not be offered for sale. Information about the selling stockholders may change over time. Unless otherwise noted, the address for each selling stockholder is c/o ADT Inc., 1501 Yamato Road, Boca Raton, Florida 33431.

	Shares Beneficially Owned Before the Offering		Total Common Shares Offered Hereby Assuming Underwriters’ Option Is Not Exercised	Shares Beneficially Owned After the Offering Assuming Underwriters’ Option Is Not Exercised		Total Common Shares Offered Hereby Assuming Underwriters’ Option Is Exercised	Shares Beneficially Owned After the Offering Assuming Underwriters’ Option Is Exercised
	Number	Percent	Number	Number	Percent	Number	Number	Percent
Apollo Funds(1)	651,848,348	85.7%	42,920,526	608,927,822	80.0%	49,333,941	602,514,407	79.2%
Daniel Bresingham	1,229,276	*	80,941	1,148,335	*	93,035	1,136,241	*
Donald Young	1,229,276	*	80,941	1,148,335	*	93,035	1,136,241	*
Jeffrey Likosar	1,180,758	*	77,746	1,103,012	*	89,363	1,091,395	*
Jamie Haenggi	1,053,665	*	69,378	984,287	*	79,745	973,920	*
Robert M Dale	439,027	*	28,907	410,120	*	33,227	405,800	*
Richard Rot	148,857	*	9,801	139,056	*	11,266	137,591	*
Jay Robertson	135,067	*	8,893	126,174	*	10,222	124,845	*
Ken Porpora	96,528	*	6,356	90,172	*	7,306	89,222	*
Jason Smith	68,948	*	4,540	64,408	*	5,218	63,730	*
Ibrahim Kassem	64,528	*	4,249	60,279	*	4,884	59,644	*
Amelia Pulliam	55,159	*	3,632	51,527	*	4,175	50,984	*
Jon Marvin	46,849	*	3,085	43,764	*	3,546	43,303	*
Michael Keen	46,849	*	3,085	43,764	*	3,546	43,303	*
Joe Nuccio	42,200	*	2,779	39,421	*	3,194	39,006	*
Robert Kerr	35,002	*	2,305	32,697	*	2,649	32,353	*
Kevin Williams	30,977	*	2,040	28,937	*	2,344	28,633	*
Tom Nakatani	30,977	*	2,040	28,937	*	2,344	28,633	*

	Shares Beneficially Owned Before the Offering		Total Common Shares Offered Hereby Assuming Underwriters’ Option Is Not Exercised	Shares Beneficially Owned After the Offering Assuming Underwriters’ Option Is Not Exercised		Total Common Shares Offered Hereby Assuming Underwriters’ Option Is Exercised	Shares Beneficially Owned After the Offering Assuming Underwriters’ Option Is Exercised
	Number	Percent	Number	Number	Percent	Number	Number	Percent
Robert Raymond	27,893	*	1,837	26,056	*	2,111	25,782	*
Tim O’Shea	27,739	*	1,826	25,913	*	2,099	25,640	*
Jose Colon	27,579	*	1,816	25,763	*	2,087	25,492	*
Ken Pope	27,579	*	1,816	25,763	*	2,087	25,492	*
Kiet Tran	27,579	*	1,816	25,763	*	2,087	25,492	*
Magin (Anthony) Faxas	27,579	*	1,816	25,763	*	2,087	25,492	*
Frances Raya Sevilla	27,579	*	1,816	25,763	*	2,087	25,492	*
Rexford Gillette	27,579	*	1,816	25,763	*	2,087	25,492	*
Sharad Bohra	27,579	*	1,816	25,763	*	2,087	25,492	*
Tom Cummiskey	27,579	*	1,816	25,763	*	2,087	25,492	*
Anthony Wilson	27,579	*	1,816	25,763	*	2,087	25,492	*
Zachary Susil	27,579	*	1,816	25,763	*	2,087	25,492	*
Andrea Garrett	23,425	*	1,542	21,883	*	1,773	21,652	*
Mike Mondi	23,425	*	1,542	21,883	*	1,773	21,652	*
David Utt	4,685	*	308	4,377	*	355	4,330	*
Tiffany Galarza	4,685	*	308	4,377	*	355	4,330	*
Timothy J. Whall	1,865,865	*	122,857	1,743,008	*	141,215	1,724,650	*
P. Gray Finney	329,270	*	21,681	307,589	*	24,920	304,350	*
Andres Dearmas	68,948	*	4,540	64,408	*	5,218	63,730	*
Letha Ross-Steffey	41,369	*	2,724	38,645	*	3,131	38,238	*
Lynn Costlow Langston	41,369	*	2,724	38,645	*	3,131	38,238	*
David Solis	25,516	*	1,680	23,836	*	1,931	23,585	*
Jessica Newman	11,031	*	726	10,305	*	835	10,196	*
James Vogel	8,273	*	545	7,728	*	626	7,647	*
Cameron J. Shove	4,685	*	308	4,377	*	355	4,330	*
Jay Darfler	82,738	*	5,448	77,290	*	6,262	76,476	*

(1)

Represents shares of our common stock held of record by (i) the Apollo Stockholders; (ii) Prime Security Services TopCo (ML), LLC (“Prime TopCo ML”), (iii) Prime Security Services TopCo (ML II), LLC (“Prime TopCo ML II”), (iv) Prime Security Services TopCo Parent GP, LLC (“TopCo Parent GP”), (v) AP VIII Prime Security Services Holdings, L.P. (“AP VIII Prime Security LP”), (vi) Prime Security Services GP, LLC (“Prime GP”), (vii) AP VIII Prime Security Services Management, LLC (“AP VIII Prime Security Management”), (viii) Apollo Management, L.P. (“Apollo Management”), (ix) Apollo Management GP, LLC (“Management GP”), (x) Apollo Management Holdings, L.P. (“Management Holdings”), and (xi) Apollo Management Holdings GP, LLC (“Management Holdings GP”). In October 2019, TopCo Parent and Prime Security Services TopCo Parent II, L.P. (“TopCo Parent II”) entered into a margin loan facility and in connection therewith shares of the Company held of record by each of TopCo Parent and TopCo Parent II were transferred to the Majority Stockholders. Accordingly, the Majority Stockholders are the holders of record of the securities of the Company. Prime TopCo ML serves as the general partner of TopCo ML LP, and Prime TopCo ML II serves as the general partner of TopCo ML II LP. TopCo Parent GP serves as the sole member of Prime TopCo ML. AP VIII Prime Security LP serves as the sole member of TopCo Parent GP. Prime GP serves as the general partner for AP VIII Prime Security LP and as the sole member for Prime TopCo ML II. AP VIII Prime Security Management serves as the investment manager of AP VIII Prime Security LP and Prime GP. Apollo Management serves as the sole member-manager of AP VIII Prime Security Management. Management GP serves as the general partner of Apollo Management. Management Holdings serves as the sole member and manager of Management GP, and Management Holdings GP serves as the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control of the shares of Common Stock held of record by Prime TopCo LP. The address of Prime TopCo LP, Prime TopCo II LP, Parent GP, and AP VIII Prime Security LP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of AP VIII Prime Security Management, Apollo Management, Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.

Material Relationships with Selling Stockholders

The Apollo Stockholders are affiliates of our Sponsor. Our Sponsor controls a majority of the voting power of our outstanding voting stock. As long as funds affiliated with or managed by Apollo beneficially own a majority of our outstanding common stock, Apollo will be able to control all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and certain corporate transactions. For more information, please refer to the Proxy Statement, which is incorporated herein by reference.

Certain of our other selling stockholders are current and former members of our management team, including current and former executive officers. Such members of our management team acquired their shares through participating in certain stock incentive plans.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined below) with respect to the ownership and disposition of our common stock. The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

This discussion addresses only beneficial owners of our common stock that hold such common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) that are Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder’s particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, regulated investment companies, real estate investment trusts, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, Non-U.S. Holders who acquire our common stock pursuant to the exercise of employee stock options or otherwise as compensation for their services, Non-U.S. Holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, former citizens or former long-term residents of the United States, and Non-U.S. Holders that hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income tax (such as U.S. federal estate or gift tax or the Medicare contribution tax on certain net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the possible application of these taxes.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is an individual, corporation, estate or trust, other than:

•	an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if: (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that, for U.S. federal income tax purposes, are treated as partners in a partnership holding shares of our common stock are urged to consult their own tax advisors.

Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of our common stock.

Distributions

Other than ordinary quarterly dividends, we do not anticipate that we will make any distributions on our common stock in the foreseeable future, distributions of cash or property that we pay in respect of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussions below under “—U.S. Trade or Business Income,” “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of your tax basis in our common stock, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which you hold your common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case you would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits.

In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) certifying your entitlement to benefits under the treaty. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. You are urged to consult your own tax advisor regarding your possible entitlement to benefits under an applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussions below under “—U.S. Trade or Business Income,” “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business, in which case, such gain will be taxed as described in “—U.S. Trade or Business Income” below;

•

you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

•

we are or have been a “United States real property holding corporation” (a “USRPHC”) under Section 897 of the Code at any time during the period that is shorter of the five-year period ending on the date of the disposition and your holding period for the common stock, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income discussed below.

In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, gain on the sale, exchange or other taxable disposition of our common stock will not be subject to tax as U.S. trade or business income under Section 897 of the Code if your holdings (direct and indirect) at all times during the applicable period described in the third bullet point above constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market during such period. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our common stock will be considered to be “U.S. trade or business income” if (A)(i) such income or gain is effectively connected with your conduct of a trade or business within the United States and (ii) if you are eligible for the benefits of an income tax treaty with the United States and such treaty requires, such gain is attributable to a permanent establishment (or, if you are an individual, a fixed base) that you maintain in the United States or (B) with respect to gain, we are or have been a USRPHC at any time during the period that is the shorter of the five-year period ending on the date of the disposition of our common stock and your holding period for our common stock (subject to the 5% ownership exception set forth above in the second paragraph of “—Sale, Exchange or Other Taxable Disposition of Common Stock”). Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that you comply with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, you are subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (generally in the same manner as a U.S. person) on your U.S. trade or business income. If you are a corporation, any U.S. trade or business income that you receive may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

Information Reporting and Backup Withholding

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax or that is exempt from such withholding pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to you will generally be exempt from backup withholding if you provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) or otherwise establish an exemption and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of such other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption and the broker does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related financial intermediary”). In the case of the payment of proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the beneficial owner is not a U.S. person and the broker has no knowledge to the contrary. You are urged to consult your tax advisor on the application of information reporting and backup withholding in light of your particular circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

FATCA

Pursuant to Section 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party).

More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements or otherwise qualify for an exemption will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax, such as U.S.-source dividends and, subject to the discussion of proposed Treasury guidelines below, gross proceeds from the sale of any equity instruments of U.S. issuers (such as our common stock). The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

FATCA currently applies to dividends made in respect of our common stock. The U.S. Department of the Treasury has issued proposed regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of stock. In its preamble to the proposed regulations, the U.S. Department of the Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. To avoid withholding on dividends and gross proceeds, as applicable, Non-U.S. Holders may be required to provide the Company (or its withholding agents) with applicable tax forms or other information. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and the selling stockholders have agreed to sell to them the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	24,268,421
Goldman Sachs & Co. LLC	4,006,579
Barclays Capital Inc.	4,487,368
RBC Capital Markets, LLC	3,525,789
Citigroup Global Markets Inc.	1,602,632
Deutsche Bank Securities Inc.	1,602,632
Mizuho Securities USA LLC	1,602,632
Apollo Global Securities, LLC	2,403,947

Total	43,500,000

The underwriters are collectively referred to as the “underwriters” and Morgan Stanley & Co. LLC is referred to as the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares, as described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Certain of the underwriters may sell shares to the public through one or more of the affiliates including as selling agents.

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 6,500,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions and the per share amount, if any, of dividends declared by us and payable on the shares purchased by them from us other than by exercise of their option to purchase additional shares but not payable on the shares that are subject to that option.

To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 6,500,000 shares of common stock.

	Total
	Per Share	No Exercise	Full Exercise
Public offering price	$10.00	$435,000,000	$500,000,000
Underwriting discount	$0.40	$17,400,000	$20,000,000
Proceeds to selling stockholders	$9.60	$417,600,000	$480,000,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $400,000. We have agreed to reimburse the underwriters for certain expenses, in amount up to $25,000 incurred in connection with the review by the Financial Industry Regulatory Authority, Inc. of the terms of this offering, as set forth in the underwriting agreement.

Our common stock is listed on the New York Stock Exchange under the trading symbol “ADT.”

We, all of our directors and officers, and certain of our existing stockholders have agreed that, without the prior written consent of the representative, we and they will not, during the period ending 120 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock (including without limitation common stock or such other securities which may be deemed to be beneficially owned by the Company in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) (collectively with the common stock, the “Lock-Up Securities”) (for the avoidance of doubt, this clause shall not restrict the pledge of common stock of the Company made by the Apollo Stockholders pursuant to the margin loan facility or any foreclosure actions by the lenders under such facility);

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities (whether any such transaction described in this bullet or the immediately preceding bullet is to be settled by delivery of Lock-Up Securities, in cash or otherwise);

•

file or confidentially submit any registration statement with the SEC relating to the offering of any shares of Lock-Up Securities; provided that confidential or non-public submissions to the SEC of any registration statements under the Securities Act may be made if and only if (i) no public announcement of such confidential or non-public submission is made, (ii) if any demand was made for, or any right exercised with respect to, such registration, no public announcement of such demand or exercise is made, (iii) we provide the representative with written notice at least two business days prior to such confidential or non-public submission, and (iv) no such submission becomes a publicly available registration statement during such 120 day period; or

•	publicly disclose the intention to do any of the foregoing,

•

In addition, we and each such person agree that, without the prior written consent of the representative it will not, during the period ending 120 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any shares of Lock-Up Securities other than any demand for or exercise of rights with respect to any confidential or non-public submission for registration of any Lock-Up Securities.

The lock-up restrictions described in the immediately preceding paragraph do not apply to:

•	transactions relating to shares of Lock-Up Securities acquired in open market transactions after the completion of this offering;

•

with respect to the Company, the issuance by the Company of shares of Lock-Up Securities upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, including in connection with any exercise or vesting of any restricted stock unit granted under any equity compensation plan or other agreement described in this prospectus supplement,

•

with respect to the Company, the issuance of shares of Class B common stock of the Company to Google LLC pursuant to the terms of the Securities Purchase Agreement dated July 31, 2020, including any shares of common stock issued upon conversion of any shares of Class B common stock,

•

with respect to the selling shareholders, transfers of shares of Lock-Up Securities (i) as a bona fide gift or charitable contribution in a transaction exempt under Section 16(b) of the Exchange Act, (ii) to an immediate family member or a trust for the direct or indirect benefit of such holder or such immediate family member of such holder, (iii) by will or intestacy, (iv) to a partnership, limited liability company or other entity of which such holder and the immediate family of such holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above, (vi) pursuant to an order of a court or regulatory agency, (vii) by a stockholder that is a trust to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, or (viii) from an executive officer to the Company or its parent entities upon death, disability or termination of employment, in each case of such executive officer;

•

if such holder is a corporation, partnership or limited liability company, (i) distributions of shares of Lock-Up Securities to partners, limited liability company members, stockholders or holders of similar interests of such holder (or in each case its nominee or custodian) or (ii) transfers of Lock-Up Securities to affiliates (as defined in Rule 405 of the Securities Act);

•	with respect to the selling stockholders, transfers of Lock-Up Securities by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement;

•

with respect to the Company, the entry into an agreement providing for the issuance of Common Stock or any securities convertible into or exercisable for Lock-Up Securities, and the issuance of any such securities pursuant to such an agreement, in connection with (i) the acquisition by the company or any of its subsidiaries of the securities, business, property or other assets of another person or entity, including pursuant to an employment benefit assumed by the Company in connection with such acquisition, or (ii) joint ventures, commercial relationships or other strategic transactions,

•

(i) the exercise of stock options solely with cash granted pursuant to certain equity incentive plans of the Company and its subsidiaries, and the receipt by such holder from the Company of shares of Lock-Up Securities upon such exercise, and (ii) purchase of restricted stock and the receipt of shares of Lock-Up Securities upon the vesting during the period ending 120 days after the date of this prospectus supplement of restricted stock granted pursuant to equity incentive plans of the Company and its subsidiaries or pursuant to certain other stock purchase arrangements;

•

with respect to the selling shareholders, transfers of shares of Lock-Up Securities to the Company upon the “net” or “cashless” exercise of stock options or other equity awards granted pursuant to certain equity incentive plans of the Company and its subsidiaries;

•

with respect to the selling shareholders, forfeitures of shares of Lock-Up Securities to the Company to satisfy tax withholding requirements of the undersigned or the Company upon the vesting, during the period ending 120 days after the date of this prospectus supplement, of equity based awards granted under an equity incentive plan or pursuant to certain other stock purchase arrangements;

•

with respect to the selling shareholders, transfer of shares of Lock-Up Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock after the consummation of this offering, involving a change of control (as defined below) of the Company;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Lock-Up Securities; and

•

with respect to the selling shareholders, transfers to the Company of shares of Lock-Up Securities in connection with the repurchase by the Company from the undersigned of shares of Lock-Up Securities pursuant to a repurchase right arising upon the termination of the undersigned’s employment with the Company.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their option to purchase additional shares. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under their option to purchase additional shares. The underwriters may also sell shares in excess of their option, to purchase additional shares creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions. We have agreed to indemnify the several underwriters, including their controlling persons, against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Selling Restrictions

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no Shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the Managers that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any Shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the Underwriters has been obtained to each such proposed offer or resale.

The Company, the Underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or

(iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Conflicts of Interest

In addition, Apollo Global Securities, LLC, an underwriter of this offering, is an affiliate of Apollo, our controlling stockholder. Since Apollo will receive more than 5% of the net proceeds of this offering, a “conflict of interest” is deemed to exist under Rule 5121(f)(5)(B) of the Financial Industry Regulation Authority. Accordingly, this offering will be made in compliance with the application provisions of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with the “conflict of interest” with respect to Apollo Global Securities, LLC, as Apollo Global Securities, LLC is not one of the members primarily responsible for managing the offering. Apollo Global Securities, LLC will not make sales to discretionary accounts without the prior written consent of the account holder.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or may receive customary fees and expenses. Certain of the underwriters or their affiliates may have an indirect ownership interest in us through various private equity funds, including the Apollo Group.

In the ordinary course of business, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account or for the accounts of their customers, and such investment and securities activities may involve or relate to assets, securities or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also make investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such assets, securities and instruments.

Affiliates of certain of the underwriters act as agents, arrangers and/or lenders under our first lien credit facilities and, as consideration therefor, have received or will receive customary fees and expenses in connection therewith.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, counsel for the Company. Cahill Gordon & Reindel LLP, New York, New York, acted as counsel for the underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

ADT Inc.

73,779,319 shares of Common Stock

The information included or incorporated by reference in this prospectus relates solely to the resale in one or more offerings of up to an aggregate of 73,779,319 shares of our common stock by the selling stockholders named herein from time to time, including 56,625,449 shares of our common stock offered by Prime Security Services TopCo (ML), L.P. and Prime Security Services TopCo (ML II), L.P.) (together “Apollo Stockholders”) and shares held by certain current and former members of our management team.

Our shares of common stock are listed on the New York Stock Exchange, or the “NYSE,” under the symbol “ADT.”

Our registration of shares of common stock covered by this prospectus does not mean the selling stockholders will offer or sell any of the shares. The selling stockholders may sell any or all of these shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the selling stockholders and the times and manners in which they may offer and sell shares of our common stock is described under the sections entitled “Selling Stockholders” and “Plan of Distribution” in this prospectus.

We will not receive any of the proceeds from the sale of the common shares by the selling stockholders. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of common stock.

Investing in the common stock involves risks that are referred to in the “Risk  Factors” section beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 15, 2020.

i

ABOUT THIS PROSPECTUS

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any applicable prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on us and the business conducted by us.

This prospectus is part of a registration statement on Form S-3 that ADT Inc. a Delaware corporation, which is also referred to as “ADT,” “the Company,” “we,” “us,” and “our,” has filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. In addition, under this process, the selling stockholders named herein may offer and sell, from time to time in one or more offerings, up to an aggregate of 73,779,319 shares of our common stock.

The securities may be sold for U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the applicable prospectus supplement.

This prospectus provides you with a general description of the securities we may offer. If we offer securities, the selling stockholders will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

The prospectus supplement may also contain information about any material U.S. Federal income tax considerations relating to the securities covered by the prospectus supplement.

The selling stockholders may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by the selling stockholders directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, the selling stockholders and their agents reserve the sole right to accept and to reject, in whole or in part, any offer.

If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to the selling stockholders.

References to “Apollo” and the “Sponsor” refer to certain investment funds directly or indirectly managed by Apollo Global Management, Inc. and its subsidiaries and affiliates. References to “Apollo Group” refer to (a) Apollo Stockholders, (b) Apollo Investment Fund VIII, L.P. and (c) each of their respective affiliates (including, for avoidance of doubt, any syndication vehicles and excluding, for the avoidance of doubt, any portfolio companies of Apollo Management VIII, L.P. or its affiliates other than the Apollo Stockholders, the Company and their respective subsidiaries) to which any transfers of our common stock are made.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations.

The distribution of this prospectus and the offering and sale of the common stock in certain jurisdictions may be restricted by law. We require persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the common stock in any jurisdiction in which such offer or invitation would be unlawful.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Commission will automatically update and, where applicable, supersede this information. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the following documents which have been filed with the Commission:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 10, 2020 (the “2019 Annual Report”);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 7, 2020 (the “Q1 Quarterly Report”);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on August 5, 2020 (the “Q2 Quarterly Report”);

•

Our Current Reports on Form 8-K filed with the SEC on January  7, 2020, January  28, 2020, March  5, 2020 (as amended by Form 8-K/A filed on March  6, 2020), March  24, 2020, June  2, 2020 (as amended by Form 8-K/A filed on June  3, 2020), July  23, 2020, August  3, 2020, August  6, 2020, August  7, 2020, August  20, 2020 and August 21, 2020 (in each case, other than information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K);

•	The portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2020 that are incorporated by reference in the 2019 Annual Report (the “Proxy”);

•	The Company’s Definitive Information Statement on Schedule 14C filed with the SEC on August 27, 2020 (the “Information Statement”); and

•

The description of the common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”) on January 18, 2018, and any amendment or report filed for the purpose of updating any such description.

All documents and reports that we file with the Commission (other than any portion of such filings that are furnished under applicable Commission rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the termination of the offering of securities pursuant to this prospectus, shall be incorporated by reference in this prospectus from the date of filing of such documents. The information contained on or accessible through our website at www.adt.com is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the Commission as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning ADT Inc. at the following address:

ADT Inc.

1501 Yamato Road

Boca Raton, FL 33431

Telephone: (561) 988-3600

Attention: Chief Legal Officer

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, any free writing prospectus and any pricing supplement that we authorize. We have not authorized any person, including any underwriter, salesperson or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement, any free writing prospectus or any pricing supplement that we authorize. We have not authorized anyone to provide you with different information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus and any pricing supplement that we authorize or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and our securities, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit.

You may inspect and obtain these reports and other information without charge at the website maintained by the Commission. The address of this website is www.sec.gov.

We are subject to the informational requirements of the Exchange Act and are required to file reports and other information with the Commission. You can inspect and obtain them without charge at the Commission’s website. We furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm. We maintain a website at http://www.adt.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of ADT since the date of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution you that all statements contained in this report that are not clearly historical in nature, including statements regarding anticipated financial performance, management’s strategy, plans and objectives for future operations, business prospects, market conditions, and other matters are forward-looking. Forward-looking statements are contained principally in the sections entitled “Risk Factors.” Without limiting the generality of the preceding sentence, any time we use the words “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and, in each case, their negative or other various or comparable terminology, and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. For ADT, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, without limitation:

•	our ability to keep pace with rapid technological and industry changes;

•

our ability to sell our products and services or launch new products and services in highly competitive markets, including the home automation market and fire and security markets, and achieve market acceptance with acceptable margins;

•	our ability to maintain and grow our existing customer base;

•	our ability to successfully upgrade obsolete equipment, such as 3G and CDMA communications equipment installed at our customers’ premises, in an efficient and cost-effective manner;

•

changes in law, economic and financial conditions, including tax law changes, changes to privacy requirements, changes to telemarketing, email marketing and similar consumer protection laws, interest volatility, and trade tariffs applicable to the products we sell;

•

Our ability to successfully implement an equipment ownership model that best satisfies the needs of our customers and to successfully implement and maintain our securitization financing agreement with Mizuho Bank Ltd.;

•	the impact of potential information technology, cybersecurity or data security breaches;

•	our dependence on third-party providers, suppliers, and dealers to enable us to produce and distribute our products and services in a cost-effective manner that protects our brand;

•	our ability to successfully pursue alternate business opportunities and strategies;

•	our ability to integrate the businesses of ADT, Protection One, Red Hawk Fire & Security, Defenders and other companies we have acquired in an efficient and cost-effective manner;

•	the amount and timing of our cash flows and earnings, which may be impacted by customer, competitive, supplier and other dynamics and conditions;

v

•	our ability to maintain or improve margins through business efficiencies;

•	our ability to effectively implement our strategic partnership with, or utilize any of the amounts invested in us by Google LLC;

•	the impact of the COVID-19 pandemic; and

•	the other factors that are described in this prospectus and in any prospectus supplement under the heading “Risk Factors.”

These forward-looking statements reflect our views with respect to future events as of the date of this prospectus or the documents incorporated by reference herein, as applicable, and are based on assumptions and subject to risks and uncertainties. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus, in any prospectus supplement and in other filings. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus and the documents incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

THE COMPANY

ADT is a leading provider of security, automation, and smart home solutions serving consumer and business customers through more than 300 locations, 9 owned and operated monitoring centers, and the largest network of security professionals in the United States. The Company offers many ways to help protect customers by delivering lifestyle-driven solutions via professionally installed, do-it-yourself, mobile, and digital-based offerings for residential, small business, and larger commercial customers.

ADT Inc. is a public company incorporated in Delaware. Our shares of common stock trade on the NYSE under the symbol “ADT.” Our principal executive offices are located at 1501 Yamato Road, Boca Raton, Florida 33431, and our telephone number is (561) 988-3600. Our website is located at https://investor.adt.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase securities in any offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the discussion of risks under the heading “Item 1A. Risk Factors” in the 2019 Annual Report, the Q1 Quarterly Report, the Q2 Quarterly Report and the other documents that are incorporated by reference in this prospectus and the applicable prospectus supplement. Please see the section of this prospectus entitled “Incorporation of Documents by Reference.” These risk factors may be amended, supplemented or superseded from time to time in the applicable prospectus supplement and by other reports we file with the Commission in the future. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. In such a case, you may lose all or part of your investment.

USE OF PROCEEDS

All of the shares of common stock being offered hereby are being sold by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth information as of August 31, 2020, with respect to the ownership of our shares of common stock by the selling stockholders.

The amounts and percentages of shares beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on 760,983,809 shares of our common stock outstanding as of August 31, 2020, including stock options and restricted shares that will vest within 60 days and excluding 9,649,155 unvested shares of common stock.

The following table also provides the maximum number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus and the number of shares of our common stock that will be beneficially owned by the selling stockholders after such an offering, assuming the sale of all of the offered shares. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders may also offer and sell less than the number of shares indicated. The selling stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale. Information about the selling stockholders may change over time. Unless otherwise noted, the address for each selling stockholder is c/o ADT Inc., 1501 Yamato Road, Boca Raton, Florida 33431.

	Number of Shares Beneficially Owned Before the Offering		Total Number of Common Shares That May Be Sold	Number of Shares Beneficially Owned After the Offering

	Number	Percent	Number	Number	Percent

Apollo Funds(1)	651,848,348	85.7%	56,625,449	595,222,899	78.2%
David P. Lindsey 2019 Restated Revocable Trust, dated August 20, 2019(2)	8,139,659	1.1%	8,139,659	0	0.00%
Jessica A. Lindsey(3)	8,139,660	*	8,139,660	0	*
James D. DeVries	1,266,815	*	110,047	1,156,768	*
Daniel Bresingham	1,266,815	*	106,786	1,122,490	*
Donald Young	1,229,276	*	106,786	1,122,490	*
Jeffrey Likosar	1,180,758	*	102,571	1,078,187	*
Jamie Haenggi	1,053,665	*	91,531	962,134	*
Robert M Dale	439,027	*	38,138	400,889	*
Richard Rot	148,857	*	12,931	135,926	*
Jay Robertson	135,067	*	11,733	123,334	*
Ken Porpora	96,528	*	8,385	88,143	*
Jason Smith	68,948	*	5,989	62,959	*
Ibrahim Kassem	64,528	*	5,605	58,923	*
Amelia Pulliam	55,159	*	4,792	50,367	*
Jon Marvin	46,849	*	4,070	42,779	*
Michael Keen	46,849	*	4,070	42,779	*
Joe Nuccio	42,200	*	3,666	38,534	*
Robert Kerr	35,002	*	3,041	31,961	*
Kevin Williams	30,977	*	2,691	28,286	*
Tom Nakatani	30,977	*	2,691	28,286	*
Robert Raymond	27,893	*	2,423	25,470	*
Tim O’Shea	27,738	*	2,410	25,329	*
Jose Colon	27,579	*	2,396	25,183	*
Ken Pope	27,579	*	2,396	25,183	*
Kiet Tran	27,579	*	2,396	25,183	*
Magin (Anthony) Faxas	27,579	*	2,396	25,183	*
Frances Raya Sevilla	27,579	*	2,396	25,183	*

	Number of Shares Beneficially Owned Before the Offering		Total Number of Common Shares That May Be Sold	Number of Shares Beneficially Owned After the Offering
	Number	Percent	Number	Number	Percent
Rexford Gillette	27,579	*	2,396	25,183	*
Sharad Bohra	27,579	*	2,396	25,183	*
Tom Cummiskey	27,579	*	2,396	25,183	*
Anthony Wilson	27,579	*	2,396	25,183	*
Zachary Susil	27,579	*	2,396	25,183	*
Andrea Garrett	23,425	*	2,035	21,390	*
Mike Mondi	23,425	*	2,035	21,390	*
David Utt	4,685	*	407	4,278	*
Tiffany Galarza	4,685	*	407	4,278	*
Timothy J. Whall	1,865,865	*	162,086	1,703,779	*
P. Gray Finney	329,270	*	28,603	300,667	*
Jay Darfler	82,738	*	7,187	75,551	*
Andres Dearmas	68,948	*	5,989	62,959	*
Letha Ross-Steffey	41,369	*	3,594	37,775	*
Lynn Costlow Langston	41,369	*	3,594	37,775	*
David Solis	25,516	*	2,217	23,299	*
Jessica Newman	11,031	*	958	10,073	*
James Vogel	8,273	*	719	7,554	*
Cameron J. Shove	4,685	*	407	4,278	*

*	less than 1%

(1)

Represents shares of our Common Stock held of record by (i) TopCo ML; (ii) Prime Security Services TopCo (ML), LLC (“Prime TopCo ML”), (iii) Prime Security Services TopCo (ML II), LLC (“Prime TopCo ML II”), (iv) Prime Security Services TopCo Parent GP, LLC (“TopCo Parent GP”), (v) AP VIII Prime Security Services Holdings, L.P. (“AP VIII Prime Security LP”), (vi) Prime Security Services GP, LLC (“Prime GP”), (vii) AP VIII Prime Security Services Management, LLC (“AP VIII Prime Security Management”), (viii) Apollo Management, L.P. (“Apollo Management”), (ix) Apollo Management GP, LLC (“Management GP”), (x) Apollo Management Holdings, L.P. (“Management Holdings”), and (xi) Apollo Management Holdings GP, LLC (“Management Holdings GP”). In October 2019, TopCo Parent and Prime Security Services TopCo Parent II, L.P. (“TopCo Parent II”) entered into a margin loan facility and in connection therewith shares of the Company held of record by each of TopCo Parent and TopCo Parent II were transferred to the Majority Stockholders. Accordingly, the Majority Stockholders are the holders of record of the securities of the Company. Prime TopCo ML serves as the general partner of TopCo ML LP, and Prime TopCo ML II serves as the general partner of TopCo ML II LP. TopCo Parent GP serves as the sole member of Prime TopCo ML. AP VIII Prime Security LP serves as the sole member of TopCo Parent GP. Prime GP serves as the general partner for AP VIII Prime Security LP and as the sole member for Prime TopCo ML II. AP VIII Prime Security Management serves as the investment manager of AP VIII Prime Security LP and Prime GP. Apollo Management serves as the sole member-manager of AP VIII Prime Security Management. Management GP serves as the general partner of Apollo Management. Management Holdings serves as the sole member and manager of Management GP, and Management Holdings GP serves as the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control of the shares of Common Stock held of record by Prime TopCo LP. The address of Prime TopCo LP, Prime TopCo II LP, Parent GP, and AP VIII Prime Security LP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of AP VIII Prime Security Management, Apollo Management, Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(2)

The beneficiary of the David P. Linsey 2019 Restated Revocable Trust, dated August 20, 2019, is David P. Lindsey. David P. Lindsey served as chairman of the board of directors of Defender Holdings, Inc. until January 6, 2020, prior to Defender Holdings, Inc. becoming a subsidiary of the Company. Includes 1,214,874 shares that are held in escrow pursuant to indemnification agreements in connection with the Company’s acquisition of Defender Holdings, Inc.

(3)	Includes 1,214,874 shares, which are held in escrow pursuant to indemnification arrangements in connection with the Company’s acquisition of Defender Holdings, Inc.

Material Relationships with Selling Stockholders

The Apollo Stockholders are affiliates of our Sponsor. Our Sponsor controls a majority of the voting power of our outstanding voting stock. As long as funds affiliated with or managed by Apollo beneficially own a majority of our outstanding common stock, Apollo will be able to control all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and certain corporate transactions. For more information, please refer to the 2019 Annual Report and the Proxy, each of which is incorporated herein by reference.

Certain of our other selling stockholders are current and former members of our management team, including current and former executive officers.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale by the selling stockholders of securities included in this prospectus. The selling stockholders may offer and sell shares of our common stock included in this prospectus, in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

In addition, any selling stockholders may enter into option, share lending or other types of transactions that require such selling stockholders to deliver our securities to an underwriter, broker or dealer, who will then resell or transfer the securities under this prospectus. Any selling stockholder may also enter into hedging transactions with respect to our securities. For example, any selling stockholder may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require the selling stockholders, as applicable, to deliver shares of common stock to an underwriter or broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Any selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

Any selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by any selling stockholder, or borrowed from any selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter. In addition, any selling stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or the securities of any selling stockholder, or in connection with a concurrent offering of other securities.

Shares of common stock may also be exchanged for satisfaction of a selling stockholder’s obligations or other liabilities to its creditors. Such transactions may or may not involve brokers or dealers.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by any selling stockholder in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Any selling stockholder might not sell any securities under this prospectus. In addition, any of the securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The securities may be sold directly by any selling stockholder or through agents designated by any selling stockholder from time to time. Any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the shares may be made, by any selling stockholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities.

Underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from any selling stockholder pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by any selling stockholder, as applicable. The obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, any selling stockholder must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by any selling stockholder in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for any selling stockholder or affiliates of such selling stockholder in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements that may be entered into with any selling stockholder to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by such selling stockholder for certain expenses.

Any selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act.

Any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by any selling stockholder for public offering and sale may make a market in such shares, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

If underwriters or dealers are used in the sale of securities, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase our securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of our securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such securities. If the underwriters create a short position in our securities in connection with an offering (that is, if they sell more securities than are set forth on the cover page of this prospectus) the representatives of the underwriters may reduce that short position by purchasing such securities in the open market. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Pursuant to a requirement by the Financial Industry Regulatory Authority (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the proceeds received by any selling stockholder for the sale of any securities being offered by this prospectus.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined below) with respect to the ownership and disposition of our common stock. The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

This discussion addresses only beneficial owners of our common stock that hold such common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) that are Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder’s particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, regulated investment companies, real estate investment trusts, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, Non-U.S. Holders who acquire our common stock pursuant to the exercise of employee stock options or otherwise as compensation for their services, Non-U.S. Holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, former citizens or former long-term residents of the United States, and Non-U.S. Holders that hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income tax (such as U.S. federal estate or gift tax or the Medicare contribution tax on certain net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the possible application of these taxes.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is an individual, corporation, estate or trust, other than:

•	an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if: (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that, for U.S. federal income tax purposes, are treated as partners in a partnership holding shares of our common stock are urged to consult their own tax advisors.

Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of our common stock.

Distributions

Other than ordinary quarterly dividends, we do not anticipate that we will make any distributions on our common stock in the foreseeable future, distributions of cash or property that we pay in respect of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussions below under “—U.S. Trade or Business Income,” “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of your tax basis in our common stock, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which you hold your common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case you would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits.

In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) certifying your entitlement to benefits under the treaty. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. You are urged to consult your own tax advisor regarding your possible entitlement to benefits under an applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussions below under “—U.S. Trade or Business Income,” “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business, in which case, such gain will be taxed as described in “—U.S. Trade or Business Income” below;

•

you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

•

we are or have been a “United States real property holding corporation” (a “USRPHC”) under Section 897 of the Code at any time during the period that is the shorter of the five-year period ending on the date of the disposition and your holding period for the common stock, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income discussed below.

In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, gain on the sale, exchange or other taxable disposition of our common stock will not be subject to tax as U.S. trade or business income under Section 897 of the Code if your holdings (direct and indirect) at all times during the applicable period described in the third bullet point above constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market during such period. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our common stock will be considered to be “U.S. trade or business income” if (A)(i) such income or gain is effectively connected with your conduct of a trade or business within the United States and (ii) if you are eligible for the benefits of an income tax treaty with the United States and such treaty requires, such gain is attributable to a permanent establishment (or, if you are an individual, a fixed base) that you maintain in the United States or (B) with respect to gain, we are or have been a USRPHC at any time during the period that is the shorter of the five-year period ending on the date of the disposition of our common stock and your holding period for our common stock (subject to the 5% ownership exception set forth above in the second paragraph of “—Sale, Exchange or Other Taxable Disposition of Common Stock”). Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that you comply with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, you are subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (generally in the same manner as a U.S. person) on your U.S. trade or business income. If you are a corporation, any U.S. trade or business income that you receive may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

Information Reporting and Backup Withholding

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax or that is exempt from such withholding pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to you will generally be exempt from backup withholding if you provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) or otherwise establish an exemption and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of such other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption and the broker does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related financial intermediary”). In the case of the payment of proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the beneficial owner is not a U.S. person and the broker has no knowledge to the contrary. You are urged to consult your tax advisor on the application of information reporting and backup withholding in light of your particular circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

FATCA

Pursuant to Section 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities that do not otherwise qualify for an exemption must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party).

More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements or otherwise qualify for an exemption will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax, such as U.S.-source dividends, and, subject to the discussion of proposed Treasury regulations below, gross proceeds from the sale of any equity instruments of U.S. issuers (such as our common stock). The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

FATCA currently applies to dividends made in respect of our common stock. The U.S. Department of the Treasury has issued proposed regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of stock. In its preamble to the proposed regulations, the U.S. Department of the Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. To avoid withholding on dividends and gross proceeds, as applicable, Non-U.S. Holders may be required to provide the Company (or its withholding agents) with applicable tax forms or other information. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes certain provisions of the Amended and Restated Certificate of Incorporation of the Company (the “Charter”), which has been approved and will go into effect on September 17, 2020, and the Amended and Restated By-laws of the Company (the “By-laws”). This description is intended as a summary, and is qualified in its entirety by reference to our Charter, our By-laws and the General Corporation Law of Delaware (the “DGCL”).

References to “Apollo” and the “Sponsor” refer to certain investment funds directly or indirectly managed by affiliates of Apollo Global Management Inc., their subsidiaries and their affiliates. References to “Ultimate Parent” refer to Prime Security Services TopCo Parent, LP, our direct parent company. Defined terms used in this section “Description of Capital Stock,” but otherwise not defined in this Registration Statement, shall have the meaning ascribed to them in the Annual Report (as defined herein).

General

Pursuant to our Charter, our capital stock consists of 4,100,000,000 authorized shares, of which 3,999,000,000 shares are designated as common stock, 100,000,000 shares are designated as Class B Common Stock and 1,000,000 shares, par value $0.01 per share, are designated as preferred securities. As of August 31, 2020, we had 770,433,609 shares of common stock issued and outstanding. Upon the consummation of the Company’s acquisition of Cell Bounce, a California company (“Cell Bounce”), the closing of which is conditioned upon the satisfaction of various closing conditions, the Company will issue an aggregate of 2,000,000 warrants to purchase outstanding common stock of the Company, which will be exercisable at $7.77 per share of the Company, subject to certain performance milestones (the “CB Warrants”). Upon the consummation of a private placement to Google LLC (“Google”), the Company has agreed to issue and sell to Google 54,744,525 shares of Class B Common Stock. Except as described below, shares of common stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably, and be identical in all respects as to all matters.

Common Stock

Voting Rights. Except as otherwise required by applicable law or our Charter, the holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders generally.

Dividend Rights. Subject to applicable law and the rights of holders of any outstanding series of preferred stock, all shares of our common stock are entitled to share equally in any dividends the board of directors may declare from legally available sources. The common stock and the Class B Common Stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects with respect to dividend rights; provided, however, that in the event that a dividend is paid in the form of shares of common stock, Class B Common Stock or rights to acquire common stock and Class B Common Stock, the holders of common stock shall receive common stock or rights to acquire common stock, as the case may be, and the holders of Class B Common Stock shall receive an equal number of shares on a per share basis, of Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

Liquidation Rights. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, after payment or provision of any of our debts and other liabilities, and subject to the rights of any holders of any outstanding series of preferred stock, all shares of our common stock are entitled to share equally in the assets available for distribution to stockholders. The common stock and the Class B Common Stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects with respect to liquidation rights.

Other Matters. Holders of our common stock have no preemptive or conversion rights, and our common stock is not subject to further calls or assessments by us, except with respect to common stock issued in connection with the exercise of options issued pursuant to our 2016 Equity Incentive Plan, which is subject to a call right by our Sponsor.

Class B Common Stock

Voting Rights. Except as otherwise required by applicable law or our Charter, the holders of our Class B Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders generally, except holders of Class B Common Stock shall not be entitled to vote on the election, appointment or removal of directors of the Company. Except as otherwise required by applicable law or provided in the Charter (including, without limitation, the foregoing limitation on the voting powers of the Class B Common Stock), the holders of the Company’s common stock and the Class B Common Stock shall vote together as one class on all matters submitted to a vote of stockholders.

Dividend Rights. Subject to applicable law and the rights of holders of any outstanding series of preferred stock, all shares of our Class B Common Stock are entitled to share equally in any dividends the board of directors may declare from legally available sources. The common stock and the Class B Common Stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects with respect to dividend rights; provided, however, that in the event that a dividend is paid in the form of shares of common stock, Class B Common Stock or rights to acquire common stock and Class B Common Stock, the holders of common stock shall receive common stock or rights to acquire common stock, as the case may be, and the holders of Class B Common Stock shall receive an equal number of shares on a per share basis, of Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

Liquidation Rights. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, after payment or provision of any of our debts and other liabilities, and subject to the rights of any holders of any outstanding series of preferred stock, all shares of our Class B Common Stock are entitled to share equally in the assets available for distribution to stockholders. The common stock and the Class B Common Stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects with respect to liquidation rights.

Conversion Right. Holders of our Class B Common Stock are entitled to convert their shares of Class B Common Stock into common stock following the earlier of (x) the expiration or early termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Clearance”), required prior to such holder’s conversion of all such shares of Class B Common Stock, and (y) to the extent HSR Clearance is not required prior to such holder’s conversion of such shares of Class B Common Stock, the date that such holder owns such shares of Class B Common Stock.

Other Matters. Holders of our Class B Common Stock have no preemptive rights, and our Class B Common Stock is not subject to further calls or assessments by us.

Preferred Stock

Pursuant to our Charter, the board of directors is authorized, by resolution or resolutions, to provide, out of the authorized but unissued shares of preferred stock, for the issuance from time to time of shares of preferred stock in one or more series and, by filing a certificate of designation with the Secretary of State of the State of Delaware in accordance with the DGCL, to establish the number of shares to be included in each such series and the powers (including voting powers, if any), designations, preferences and relative, participating, optional or other special rights (if any), and any qualifications, limitations or restrictions thereof, of each series as the board of directors from time to time may adopt by resolution. Each series of preferred stock will consist of an authorized number of shares as will be stated and expressed in the certificate of designations providing for the creation of the series.

Cell Bounce Warrants

When issued, the CB Warrants will be issued pursuant to a Warrant Agreement in connection with the acquisition of Cell Bounce and will vest in three equal tranches each consisting of 666,667 CB Warrants, subject to certain performance criteria as described in the warrant agreement. Assuming that all CB Warrants will vest in full, the CB Warrants will be exercisable for 2,000,000 shares of common stock. The exercise price per whole share of common stock purchasable upon exercise of the CB Warrants is $7.77 per share of common stock, which represents the fair market value of our common stock at the time we entered into the acquisition agreement with Cell Bounce. We do not intend to list the CB Warrants on any securities exchange or nationally recognized trading system. The acquisition of Cell Bounce is conditioned upon the satisfaction of various closing conditions, may not occur on the terms described above or at all.

Composition of Board of Directors; Election and Removal of Directors

In accordance with our Charter and our By-laws, the number of directors comprising the board of directors is determined from time to time exclusively by the board of directors; provided that the number of directors shall not exceed fifteen (15).

Currently, the total number of directors constituting the board of directors is 11. Our certificate of incorporation provides for a board of directors divided into three classes (each as nearly as equal as possible and with directors in each class serving staggered three-year terms), consisting of four directors in Class I (currently Messrs. DeVries, Ryan, Solomon and Ms. Griffin), four directors in Class II (currently Messrs. Press, Nord, Africk and Winter) and three directors in Class III (currently Messrs. Rayman, Becker and Ms. Drescher). See “Description of Capital Stock—Certain Corporate Anti-takeover Provisions—Classified Board of Directors.” Under our Stockholders Agreement, Ultimate Parent has the right, but not the obligation, to nominate (a) a majority of our directors, as long as our Sponsor beneficially owns 50% or more of our outstanding common stock, (b) 50% of our directors, as long as our Sponsor beneficially owns 40% or more, but less than 50% of our outstanding common stock, (c) 40% of our directors, as long as our Sponsor beneficially owns 30% or more, but less than 40% of our outstanding common stock, (d) 30% of our directors, as long as our Sponsor beneficially owns 20% or more, but less than 30% of our outstanding common stock, and (e) 20% of our directors, as long as our Sponsor beneficially owns 5% or more, but less than 20% of our outstanding common stock.

In connection with the acquisition of The ADT Security Corporation (formerly named The ADT Corporation) in May 2016, funds affiliated with or managed by Apollo and certain other investors in our indirect parent entities (the “Co-Investors”) received certain rights, including the right of three Co-Investors to designate one person to serve as a director (such director, the “Co-Investor Designee”) as long as such Co-Investor’s ownership exceeds a specified threshold. Two such Co-Investor Designees resigned from the board of directors on November 14, 2017 and December 19, 2017, respectively, and their respective Co-Investors subsequently executed waiver letters whereby they each waive all rights to designate an individual to serve as a director. Currently, only one Co-Investor has the right to designate a Co-Investor Designee. Under the Stockholders Agreement, Ultimate Parent has the right, but not the obligation, to nominate the Co-Investor Designee to serve as members of the board of directors. Ultimate Parent’s right to nominate the Co-Investor Designee is in addition to Ultimate Parent’s right to nominate a specified percentage of the directors based on the percentage of our outstanding common stock beneficially owned by the Sponsor, as described above. We refer to the directors nominated by Ultimate Parent at the direction of our Sponsor based on such percentage ownership as the “Apollo Designees” and we refer to the Co-Investor Designee and the Apollo Designees collectively as the “Sponsor Directors.”

Each director is to hold office for a three year term and until the annual meeting of stockholders for the election of the class of directors to which such director has been elected and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any vacancy on the board of directors (other than in respect of a Sponsor Director) will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum. Any vacancy on the board of directors in respect of an Apollo Designee will be filled only by a majority of the Apollo Designees then in office or, if there are no such directors then in office, our Sponsor. Any vacancy on the board of directors in respect of the Co-Investor Designee will be filled only by a majority of the Sponsor Directors then in office or, if there are no such directors then in office, our Sponsor. Under our Charter, stockholders do not have the right to cumulative votes in the election of directors. At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes, except that if funds affiliated with or managed by Apollo own any shares of our common stock and there is at least one member of our board of directors who is an Apollo representative, then that representative must be present for there to be a quorum unless each Apollo representative waives his or her right to be included in the quorum at such meeting.

Certain Corporate Anti-takeover Provisions

Certain provisions in our Charter and By-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our Charter contains provisions that permit the board of directors to issue, without any further vote or action by stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preference and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Classified Board of Directors

Our Charter provides that the board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors in each class serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors. Our Charter provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors, as described above in “—Composition of Board of Directors; Election and Removal of Directors.”

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our Charter, directors serving on a classified board may be removed by the stockholders only for cause. Our Charter provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, that from and after the time Apollo and its affiliates cease to beneficially own, in the aggregate, at least 50.1% of our outstanding common stock, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. Any vacancy caused by the removal of an Apollo nominee shall only be filled by Apollo. Any vacancy on the board of directors (other than in respect of a Sponsor Director) will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum. Any vacancy on the board of directors in respect of an Apollo Designee will be filled only by a majority of the Apollo Designees then in office or, if there are no such directors then in office, our Sponsor. Any vacancy on the board of directors in respect of a Co-Investor Designee will be filled only by a majority of the Sponsor Directors then in office or, if there are no such directors then in office, our Sponsor, as described above in “—Composition of Board of Directors; Election and Removal of Directors.”

No Cumulative Voting

Our Charter does not provide stockholders the right to cumulate votes in the election of directors.

Special Meetings of Stockholders

Our Charter provides that if less than 50.1% of our outstanding common stock is beneficially owned by Apollo, special meetings of the stockholders may be called only by the chairman of the board of directors or by the secretary at the direction of a majority of the directors then in office. For so long as at least 50.1% of our outstanding common stock is beneficially owned by Apollo, special meetings must be called by the secretary at the written request of the holders of a majority of the voting power of the then outstanding common stock. The business transacted at any special meeting will be limited to the proposal or proposals included in the notice of the meeting.

Stockholder Action by Written Consent

Subject to the rights of the holders of one or more series of our preferred stock then outstanding, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of our stockholders; provided, that prior to the time at which Apollo ceases to beneficially own at least 50.1% of our outstanding common stock, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered in accordance with applicable Delaware law.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our By-laws provide that stockholders who are not parties to the Stockholders Agreement and who are seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided that, in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Our By-laws specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

All the foregoing provisions of our Charter and By-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These same provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest. In addition, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

Our Charter provides that we are not governed by Section 203 of the DGCL. In the absence of the provision of our Charter electing not to be governed by Section 203, we would have been subject to the restrictions on business combinations between us and our subsidiaries and interested stockholders as provided in Section 203.

However, our Charter includes a provision that restricts us from engaging in any “business combination” with an “interested stockholder” for three years following the date that person becomes an interested stockholder, unless

•

before that person became an interested stockholder, the board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of our Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•

following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is any person who, together with affiliates and associates, is the owner of 15% or more of our outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. Under our Charter, an “interested stockholder” generally does not include our Sponsor and any affiliate thereof or their direct and indirect transferees.

This provision of our Charter could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Amendment of our Charter

Under Delaware law, our Charter may be amended only with the affirmative vote of holders of at least a majority of the outstanding stock entitled to vote thereon.

Notwithstanding the foregoing, our Charter provides that, from and after the time Apollo ceases to beneficially own at least 50.1% of our outstanding common stock, in addition to any vote required by applicable law, our Charter or our By-laws, the affirmative vote of holders of at least 66 2/3% of all of the outstanding shares of our capital stock entitled to vote thereon, voting together as a single class is required to amend the following provisions of our Charter:

•

the provision authorizing the board of directors to designate one or more series of preferred stock and, by resolution, to provide the rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of any series of preferred stock;

•

the provisions providing for a classified board of directors, establishing the term of office of directors, relating to the removal of directors, and specifying the manner in which vacancies on the board of directors and newly created directorships may be filled;

•	the provisions authorizing the board of directors to make, alter, amend or repeal our By-laws;

•	the provisions regarding the calling of special meetings and stockholder action by written consent in lieu of a meeting;

•

the provisions eliminating, to the fullest extent permitted by law, the personal liability of a director for monetary damages to the corporation or its stockholders for breaches of fiduciary duty as a director;

•	the provisions providing for indemnification and advance of expenses of our directors and officers;

•	the provisions regarding competition and corporate opportunities;

•

the provision specifying that, unless we consent in writing to the selection of an alternative forum, the Chancery Court of the State of Delaware or the federal district courts of the United States of America, as applicable, will be the sole and exclusive forum for intra-corporate disputes;

•	the provisions regarding entering into business combinations with interested stockholders;

•

the provision requiring that, from and after the time Apollo ceases to beneficially own at least 50.1% in voting power of our outstanding common stock, amendments to specified provisions of our Charter require the affirmative vote of 66 2/3% in voting power of our outstanding stock, voting as a single class; and

•

the provision requiring that, from and after the time Apollo ceases to beneficially own at least 50.1% of our outstanding common stock, amendments by the stockholders to our By-laws require the affirmative vote of 66 2/3% in voting power of our outstanding stock, voting as a single class.

Amendment of our By-laws

Our By-laws provide that they can be amended by the vote of the holders of shares constituting a majority of the voting power or by the vote of a majority of the board of directors. However, our Charter provides that, from and after the time Apollo ceases to beneficially own at least 50.1% in voting power of our outstanding common stock, in addition to any vote required under our Charter, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting as a single class, is required for the stockholders to alter, amend or repeal any provision of our By-laws or to adopt any provision inconsistent therewith.

The provisions of the DGCL, our amended certificate and our amended bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunity

Under Delaware law, officers and directors generally have an obligation to present to the corporation they serve business opportunities which the corporation is financially able to undertake and which falls within the corporation’s business line and are of practical advantage to the corporation, or in which the corporation has an actual or expectant interest. A corollary of this general rule is that when a business opportunity comes to an officer or director that is not one in which the corporation has an actual or expectant interest, the officer is generally not obligated to present it to the corporation. Certain of our officers and directors may serve as officers, directors or fiduciaries of other entities and, therefore, may have legal obligations relating to presenting available business opportunities to us and to other entities. Potential conflicts of interest may arise when our officers and directors learn of business opportunities (e.g., the opportunity to acquire an asset or portfolio of assets, to make a specific investment, to effect a sale transaction, etc.) that would be of material advantage to us and to one or more other entities of which they serve as officers, directors or other fiduciaries.

Section 122(17) of the DGCL permits a corporation to renounce, in advance, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of a corporation in certain classes or categories of business opportunities. Where business opportunities are so renounced, certain of our officers and directors will not be obligated to present any such business opportunities to us. Our Charter provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee, managing director or other affiliate of Apollo or the Co-Investor will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Apollo or the Co-Investor, as applicable, instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director or other affiliate has directed to Apollo or the Co-Investor, as applicable.

Exclusive Forum Selection

Unless we consent in writing to the selection of an alternative forum, the Chancery Court of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or stockholders;

•	any action asserting a claim arising pursuant to any provision of the DGCL or of our Charter or our By-laws; or

•	any action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine.

In addition, our Charter also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The exclusive forum provision in our Charter does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions described in this paragraph. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation have been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Limitation of Liability and Indemnification

Our Charter limits the personal liability of our directors for monetary damages to us or our stockholders to the fullest extent permitted by the DGCL. Under the DGCL, a corporation may include in its certificate of incorporation a provision providing that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

•	under Section 174 of the DGCL (relating to unlawful dividends or stock repurchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.

Our Charter provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. In addition, our Charter provides that the modification or repeal (including by changes in applicable law) of this exculpation provision of our Charter will not adversely affect any right or protection of a director with respect to acts or omission occurring prior to the time of such modification or repeal.

Under our Charter, we are required, to the fullest extent from time to time permitted by law, to indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. Under our Charter, we are also required to indemnify any person who, at our request, is or was serving as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the foregoing, except with respect to specified claims by persons entitled to mandatory indemnification and advancement of expenses to enforce their rights to indemnification and advancement of expenses, we are not required to indemnify such persons in connection with a proceeding initiated by them unless the proceeding was authorized in the first instance by our board of directors. We may, by action of our board of directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

The right to be indemnified of our directors and officers and persons who, at our request, are or were serving as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise include the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided that, the payment of such expenses incurred by a current director or officer in that capacity will be made only upon delivery by the director or officer of an undertaking to repay all amounts so advanced if it is ultimately determined that he or she is not entitled to be indemnified.

Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. The rights to indemnification and advancement of expenses under our Charter are not exclusive of any other right that a person may have or acquire under any statute, bylaw, agreement or vote of stockholders or disinterested directors, and our board of directors may adopt bylaws, resolutions or contracts implementing arrangements relating to indemnification or advancement of expenses as may be permitted by law. The rights to indemnification and advancement of expenses conferred upon the persons entitled to them under our Charter are contract rights between us and the persons to whom those rights have been extended. In addition, the rights to indemnification and advancement of expenses conferred upon the persons entitled to them under our Charter cannot be terminated by us, our board of directors or our stockholders with respect to any act or omission that is the subject of the proceeding for which indemnification or advancement of expenses is sought prior to the date of any such termination. In addition, any amendment, modification or repeal of the provisions of our Charter relating to rights to indemnification and advancement of expenses that in any way diminishes, limits or adversely affects or eliminates any rights of any person to whom rights to indemnification and advancement of expenses are conferred will be prospective only and will not, without that person’s consent, diminish, limit, restrict, adversely affect or eliminate any such rights with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

We believe these provisions assist in attracting and retaining qualified individuals to serve as directors.

We have entered into separate indemnification agreements with each of our directors and executive officers, which are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.

Listing

Our shares of common stock are listed on the NYSE under the symbol “ADT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

43,500,000 Shares

ADT Inc.

Common Stock

Morgan Stanley

Goldman Sachs & Co. LLC

Barclays

RBC Capital Markets

Citigroup

Deutsche Bank Securities

Mizuho Securities

Apollo Global Securities

PROSPECTUS SUPPLEMENT

September 16, 2020